Exhibit 10.1
SEVENTH AMENDMENT TO THE
INGRAM MICRO 401(k) INVESTMENT SAVINGS PLAN
     The Ingram Micro 401(k) Investment Savings Plan, which was restated as of April 1, 2005, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 12.1 of the Plan. This Amendment is effective as of the dates specified below.
1. Effective as of January 1, 2009, Section 6.4 is amended to read as follows:
“6.4 Restoration of Forfeitures and Service
(a) If a former Participant whose Severance from Employment resulted in a forfeiture of his entire Account pursuant to Section 6.3 resumes participation in the Plan after at least five (5) consecutive One-Year Breaks in Service, he shall have no right to restoration of any previously forfeited portion of his Account. Such Participant’s Years of Service or period of employment after the break in service or period of absence shall not be taken into account in determining the Participant’s vested nonforfeitable right to the value of his Account attributable to contributions made by the Employer before he resumed participation in the Plan. However, the Participant’s Years of Service or period of employment before the break in service or period of absence shall be taken into account in determining the Participant’s vested nonforfeitable right to the value of his Account attributable to contributions made by the Employer after he resumed participation in the Plan.
(b) If a former Participant had a Severance from Employment, but did not receive a distribution pursuant to Section 8.3, and resumed employment as an Eligible Employee prior to incurring five (5) consecutive One-Year Breaks in Service, the Participant shall not incur a forfeiture. Such Participant’s Years of Service or period of employment before and after the break in service shall be taken into account in determining the Participant’s vested nonforfeitable right to the value of his Matching Contribution Account.
(c) If a former Participant whose Severance from Employment resulted in a forfeiture of the entire non-vested portion of his Account pursuant to Section 6.3 received a distribution pursuant to Section 8.3 and resumes employment as an Eligible Employee prior to incurring five (5) consecutive One-Year Breaks in Service, the previously forfeited portion of his Account shall be restored upon the date on which the Participant repays in cash to the Plan the full amount of the distribution, in accordance with applicable administrative procedures. Such repayment must be made prior to the end of the five (5) year period commencing on the Participant’s Reemployment Commencement Date. Such Participant’s Years of Service before and after the Break in Service shall be taken into account in determining the Participant’s vested nonforfeitable right to the value of his Matching Contribution Account.
(d) If a former Participant whose Severance from Employment resulted in a forfeiture of the entire non-vested portion of his Account pursuant to Section 6.3 received a distribution pursuant to Section 8.3 and resumes employment as an Eligible Employee prior to incurring five (5) consecutive One-Year Breaks in Service, but does not repay such distribution in accordance with Section 6.4(c), the previously forfeited portion of his Account shall not be restored. Such Participant’s Years of Service before and after the Break in Service shall be taken into account in determining the Participant’s vested nonforfeitable right to the value of his Matching Contribution Account.”
     2. Section 7.5(f)(2) is amended to read as follows. Pursuant to Revenue Procedure 2008-50, Section 6.05(2)(b), this amendment is effective as of April 1, 2005.
“fifty percent (50%) of the vested portion of the Participant’s Account.”
IN WITNESS WHEREOF, this Seventh Amendment is executed on the date set forth below.

INGRAM MICRO INC.

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